Exhibit 99

CACI Reports Results for Its Fiscal 2019 Third Quarter and Raises Full-Year Net Income Guidance

Record third quarter revenue of $1.26 billion, up 12.5 percent

Net income of $68.1 million, up 5.7 percent

Record contract awards of $2.7 billion, up 95.3 percent

Record backlog of $14.9 billion, up 35.3 percent

ARLINGTON, Va.--(BUSINESS WIRE)--May 1, 2019--CACI International Inc (NYSE: CACI), a leading information solutions and service provider to the federal government, announced results today for its third fiscal quarter ended March 31, 2019.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “We delivered record revenue, solid net income growth, and strong cash flow in our third quarter. Contract awards were nearly double from a year ago, a reflection of the investments we’ve made in the enterprise and the success of our market-aligned strategy. The integration of LGS Innovations and Mastodon Design is largely complete, and the synergies with CACI’s existing capabilities are differentiating us in the mission-essential areas of signals intelligence, cyber, and electronic warfare. We are raising our full-year net income guidance to reflect continued outstanding performance across our business. And we are confident that our long-term growth strategy will continue to deliver value for our customers and shareholders.”

Third Quarter Results as Reported

(in millions except per-share data)	Q3, FY19	Q3, FY18	% Change
Revenue	$1,265.0	$1,124.1	12.5%
Operating income	$94.9	$104.8	-9.4%
Net income	$68.1	$64.5	5.7%
Diluted earnings per share	$2.69	$2.56	5.2%

Third Quarter Results Assuming Tax Reform was in Place for Fiscal 2018

(in millions except per-share data)	Q3, FY19	Q3, FY18	% Change
Revenue	$1,265.0	$1,124.1	12.5%
Operating income	$94.9	$104.8	-9.4%
Net income, including the impact of Tax Reform (1)	$68.1	$71.2	-4.3%
Diluted earnings per share including the impact of Tax Reform (1)	$2.69	$2.82	-4.6%

(1)	See Reconciliation of FY18 Net Income to Non-GAAP Net Income Assuming a Full Year of Tax Reform on page 12.

Revenue for the third quarter of Fiscal Year 2019 (FY19) increased 12.5 percent compared with the third quarter of Fiscal Year 2018 (FY18) driven by acquired revenue, new business wins, and on-contract growth. Operating income includes approximately $14 million of transaction-related expenses in the third quarter of FY19 and, as previously indicated, approximately $22 million of non-recurring benefits in the third quarter of FY18. Excluding the impact of these items, operating income performance was driven by strong program performance and recent acquisitions. Net income and diluted earnings per share performance reflect these non-recurring items as well as lower 2019 tax rates due to Tax Reform and $4 million of previously unanticipated tax benefits realized in the third quarter of FY19.

Third quarter FY19 net cash provided by operations excluding CACI’s Master Accounts Receivable Purchase Agreement (MARPA facility) was $113.3 million. For more details, see the reconciliation on page 10 of this release.

Additional Financial Metrics

	Q3, FY19	Q3, FY18	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions) (1)	$117.2	$122.9	-4.7%
Days sales outstanding (2)	66	62

(1)	See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization on page 11.
(2)	DSO calculation for Q3 FY19 includes a full quarter of LGS revenue and excludes the impact of the Company’s accounts receivable purchase facility. Including the impact of the accounts receivable purchase facility, DSO was 57 days in Q3 FY19.

Closing of Mastodon Design and LGS Innovations Acquisitions

On January 29, 2019, CACI completed the acquisition of Mastodon Design LLC (Mastodon). Mastodon specializes in the rapid design of rugged tactical communications signals intelligence (SIGINT) and electronic warfare (EW) equipment. On March 1, 2019, CACI completed the acquisition of LGS Innovations (LGS). LGS is a leading provider of SIGINT and cyber products and solutions to the Intelligence Community and Department of Defense. In combination with CACI’s existing capabilities, these acquisitions allow CACI to provide highly relevant and differentiated products and solutions that address current and future requirements in the areas of signals intelligence and spectrum management, electronic warfare, communications, C4ISR, and cyber.

Third Quarter Awards and Contract Funding Orders

Contract awards in the third quarter were $2.7 billion, 95.3 percent higher than the year earlier quarter. This excludes ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts. Approximately 85 percent of contract awards were for new business to CACI. Some notable awards during the quarter were:

  An $810 million contract to develop, modernize, deliver, and sustain mobile and transportable command and control systems.
  A five-year, $415 million contract to design and deploy new technologies to enhance quick-reaction capabilities in signals intelligence, electronic warfare, and cyber security.
  A five-year, $71 million task order to assist the U.S. Army in developing, testing, and fielding the next generation of soldier sensor and laser products and systems.
  A five-year, $61 million prime contract to continue providing systems integration, development, and sustainment for the Defense Health Agency’s Theater Enterprise-Wide Logistics System.
  A prime position on a 10-year, multiple-award IDIQ contract, with a ceiling value of $982 million, to provide electronic warfare and cyber capability research and development.
  A prime position on the seven-year, multiple-award Cyber Mission Engineering IDIQ contract, with a shared ceiling value of $898 million ($962 million total if all options are exercised), to provide cyber engineering and electronic warfare solutions to the U.S. Navy.
  $664 million in previously unannounced classified and unclassified awards on contracts with customers in the federal government.

Contract funding orders in the quarter were $1.7 billion, 50.8 percent higher than the year earlier quarter. Total backlog at March 31, 2019 was $14.9 billion, a 35.3 percent increase over the year earlier. Funded backlog at March 31, 2019 was $2.9 billion, 51.6 percent higher than the year earlier.

Other Highlights:

  Dr. J.P. (Jack) London, CACI Executive Chairman and Chairman of the Board, received the U.S. Naval Academy’s Distinguished Graduate Award, honoring his lifetime commitment to service, personal character, and distinguished contributions to our nation.
  CACI’s U.S. Operations became the first U.S. organization to complete an appraisal under the CMMI® Institute’s new model for measuring systems and software engineering expertise, confirming CACI’s systems and software engineering solutions meet rigorous industry standards.
  CACI won two Department of Defense Nunn-Perry Awards for excellence in the DoD Mentor-Protégé Program, recognizing the company’s support for small business protégés Athena Technology Group and Crystal Clear Technologies.
  CACI was named a 2019 Top Workplace in both Tampa Bay and South Carolina. This follows Top Workplace recognition for CACI locations in Baltimore, Colorado, Memphis, Oklahoma City, San Diego, and Washington, DC.

Nine Months Results as Reported

(in millions except per-share data)	Nine Months, FY19	Nine Months, FY18	% Change
Revenue	$3,612.5	$3,297.8	9.5%
Operating income	$296.8	$260.4	14.0%
Net income	$215.6	$249.3	-13.5%
Diluted earnings per share	$8.50	$9.88	-14.0%

Nine Months Results Assuming Tax Reform was in Place for Fiscal 2018

(in millions except per-share data)	Nine Months, FY19	Nine Months, FY18	% Change
Revenue	$3,612.5	$3,297.8	9.5%
Operating income	$296.8	$260.4	14.0%
Net income including the impact of Tax Reform (1)	$215.6	$178.1	21.0%
Diluted earnings per share including the impact of Tax Reform (1)	$8.50	$7.06	20.4%

(1)	See Reconciliation of FY18 Net Income to Non-GAAP Net Income Assuming a Full Year of Tax Reform on page 12.

Revenue in the first nine months of FY19 increased 9.5 percent compared with the same period a year ago primarily due to acquired revenue, new business wins, and on-contract growth. Operating income increased due to the same factors noted above for the third quarter. Net income and diluted earnings per share decreased due to the impact of Tax Reform in FY18. For a more detailed comparison of our first nine months FY19 net income, see page 12 of this release for a reconciliation of FY18 results assuming a full year of Tax Reform. Net cash provided by operations in the first nine months of FY19 was $252.8 million, which excludes $200 million from the Company’s MARPA facility. For more details, see the reconciliation on page 10 of this release.

CACI Raises its FY19 Annual Net Income Guidance

CACI is increasing its net income guidance range for FY19 to reflect strong performance in the Company’s core business, as well as the third quarter FY19 tax benefits. The table below summarizes these changes and represents the Company’s views as of May 1, 2019:

(In millions except for tax rate and earnings per share)	Current Fiscal Year 2019 Guidance	Previous Fiscal Year 2019 Guidance
Revenue	$4,900 - $5,025	$4,875 - $5,025
Net income	$262 - $270	$255 - $265
Effective corporate tax rate	19.9%	21.2%
Diluted earnings per share	$10.31 - $10.63	$9.96 - $10.35
Diluted weighted average shares	25.4	25.6

Conference Call Information

CACI has scheduled a conference call for 8:30 AM Eastern Time Thursday, May 2, 2019 during which members of the Company’s senior management team will be making a brief presentation focusing on third quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits by logging on to http://investor.caci.com/news/#upcomingevent, at the scheduled time. A replay of the call will also be available over the Internet and can be accessed through the CACI homepage (http://www.caci.com) by clicking on the CACI Investor Relations tab.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune World’s Most Admired Company, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P MidCap 400 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 22,000 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	3/31/2019	3/31/2018	% Change	3/31/2019	3/31/2018	% Change
Revenue	$1,264,958	$1,124,100	12.5%	$3,612,463	$3,297,774	9.5%
Costs of revenue
Direct costs	824,024	728,444	13.1%	2,397,633	2,195,282	9.2%
Indirect costs and selling expenses	324,828	273,145	18.9%	859,262	788,569	9.0%
Depreciation and amortization	21,198	17,717	19.6%	58,797	53,563	9.8%
Total costs of revenue	1,170,050	1,019,306	14.8%	3,315,692	3,037,414	9.2%
Operating income	94,908	104,794	-9.4%	296,771	260,360	14.0%
Interest expense and other, net	13,466	10,566	27.4%	31,773	32,769	-3.0%
Income before income taxes	81,442	94,228	-13.6%	264,998	227,591	16.4%
Income taxes	13,297	29,729	-55.3%	49,424	(21,749)	-327.2%
Net income	$68,145	$64,499	5.7%	$215,574	$249,340	-13.5%

Basic earnings per share	$2.74	$2.62	4.8%	$8.69	$10.14	-14.3%
Diluted earnings per share	$2.69	$2.56	5.2%	$8.50	$9.88	-14.0%

Weighted average shares used in per share computations:
Basic	24,866	24,656		24,819	24,588
Diluted	25,348	25,234		25,369	25,229

Statement of Operations Data (Unaudited)
	Quarter Ended			Nine Months Ended
	3/31/2019	3/31/2018	% Change	3/31/2019	3/31/2018	% Change

Operating income margin	7.5%	9.3%		8.2%	7.9%
Tax rate	16.3%	31.6%		18.7%	-9.6%
Net income margin	5.4%	5.7%		6.0%	7.6%

Adjusted EBITDA*	$117,206	$122,927	-4.7%	$355,868	$312,326	13.9%
Adjusted EBITDA Margin	9.3%	10.9%		9.9%	9.5%

*See Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization on page 11

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	3/31/2019	6/30/2018
ASSETS:
Current assets
Cash and cash equivalents	$93,806	$66,194
Accounts receivable, net	889,662	806,871
Prepaid expenses and other current assets	99,586	58,126
Total current assets	1,083,054	931,191

Goodwill and intangible assets, net	3,773,820	2,862,590
Property and equipment, net	136,212	101,140
Other long-term assets	139,933	139,285
Total assets	$5,133,019	$4,034,206

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$46,920	$46,920
Accounts payable	136,933	82,017
Accrued compensation and benefits	263,586	259,442
Other accrued expenses and current liabilities	255,035	150,602
Total current liabilities	702,474	538,981

Long-term debt, net of current portion	1,710,640	1,015,420
Other long-term liabilities	388,422	372,918
Total liabilities	2,801,536	1,927,319

Shareholders' equity	2,331,483	2,106,887
Total liabilities and shareholders' equity	$5,133,019	$4,034,206

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Nine Months Ended
	3/31/2019	3/31/2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$215,574	$249,340
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	58,797	53,563
Amortization of deferred financing costs	1,796	3,311
Stock-based compensation expense	18,351	18,183
Deferred income taxes	(1,193)	(69,405)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	85,995	(53,410)
Prepaid expenses and other assets	(13,284)	(15,583)
Accounts payable and accrued expenses	101,473	68,505
Accrued compensation and benefits	(18,536)	(12,047)
Income taxes receivable and payable	(1,945)	(572)
Long-term liabilities	5,813	8,945
Net cash provided by operating activities	452,841	250,830

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29,545)	(31,810)
Cash paid for business acquisitions, net of cash acquired	(1,071,023)	(50,368)
Other	1,875	3,629
Net cash used in investing activities	(1,098,693)	(78,549)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facilities	693,424	(150,974)
Payment of contingent consideration	(616)	(11,553)
Proceeds from employee stock purchase plans	4,265	3,673
Repurchase of common stock	(4,310)	(3,802)
Payment of taxes for equity transactions	(18,837)	(20,692)
Net cash provided by (used in) financing activities	673,926	(183,348)
Effect of exchange rate changes on cash and cash equivalents	(462)	1,498
Net increase (decrease) in cash and cash equivalents	27,612	(9,569)
Cash and cash equivalents, beginning of period	66,194	65,539
Cash and cash equivalents, end of period	$93,806	$55,970

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2019		3/31/2018		$ Change	% Change
Department of Defense	$887,030	70.1%	$762,752	67.9%	$124,278	16.3%
Federal civilian agencies	318,374	25.2%	299,349	26.6%	19,025	6.4%
Commercial and other	59,554	4.7%	61,999	5.5%	(2,445)	-3.9%
Total	$1,264,958	100.0%	$1,124,100	100.0%	$140,858	12.5%

	Nine Months Ended
(dollars in thousands)	3/31/2019		3/31/2018		$ Change	% Change
Department of Defense	$2,540,093	70.3%	$2,224,469	67.4%	$315,624	14.2%
Federal civilian agencies	898,491	24.9%	902,185	27.4%	(3,694)	-0.4%
Commercial and other	173,879	4.8%	171,120	5.2%	2,759	1.6%
Total	$3,612,463	100.0%	$3,297,774	100.0%	$314,689	9.5%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2019		3/31/2018		$ Change	% Change
Cost-plus-fee	$704,627	55.7%	$558,937	49.7%	$145,690	26.1%
Firm fixed price	374,006	29.6%	367,869	32.7%	6,137	1.7%
Time and materials	186,325	14.7%	197,294	17.6%	(10,969)	-5.6%
Total	$1,264,958	100.0%	$1,124,100	100.0%	$140,858	12.5%

	Nine Months Ended
(dollars in thousands)	3/31/2019		3/31/2018		$ Change	% Change
Cost-plus-fee	$2,003,204	55.5%	$1,662,066	50.4%	$341,138	20.5%
Firm fixed price	1,055,384	29.2%	1,091,152	33.1%	(35,768)	-3.3%
Time and materials	553,875	15.3%	544,556	16.5%	9,319	1.7%
Total	$3,612,463	100.0%	$3,297,774	100.0%	$314,689	9.5%

Revenue Generated as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2019		3/31/2018		$ Change	% Change
Prime contractor	$1,153,599	91.2%	$1,049,584	93.4%	$104,015	9.9%
Subcontractor	111,359	8.8%	74,516	6.6%	36,843	49.4%
Total	$1,264,958	100.0%	$1,124,100	100.0%	$140,858	12.5%

	Nine Months Ended
(dollars in thousands)	3/31/2019		3/31/2018		$ Change	% Change
Prime contractor	$3,335,427	92.3%	$3,076,503	93.3%	$258,924	8.4%
Subcontractor	277,036	7.7%	221,271	6.7%	55,765	25.2%
Total	$3,612,463	100.0%	$3,297,774	100.0%	$314,689	9.5%

Selected Financial Data (Continued)

Contract Awards Received (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2019	3/31/2018	$ Change	% Change
Contract Awards	$2,665,317	$1,364,660	$1,300,657	95.3%
	Nine Months Ended
(dollars in thousands)	3/31/2019	3/31/2018	$ Change	% Change
Contract Awards	$6,512,352	$3,690,132	$2,822,220	76.5%

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	3/31/2019	3/31/2018	$ Change	% Change
Contract Funding Orders	$1,658,024	$1,099,394	$558,629	50.8%
	Nine Months Ended
(dollars in thousands)	3/31/2019	3/31/2018	$ Change	% Change
Contract Funding Orders	$4,342,517	$3,322,097	$1,020,420	30.7%

Reconciliation of Net Cash Provided by Operating Activities to
Net Cash Provided by Operating Activities Excluding MARPA Facility
(Unaudited)

The Company defines net cash provided by operating activities excluding CACI’s Master Accounts Receivable Purchase Agreement (MARPA facility) as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude net cash received from CACI’s MARPA facility for the sale of certain designated eligible U.S. government receivables. Under the MARPA facility, the Company can sell eligible receivables, including certain billed and unbilled receivables up to a maximum amount of $200.0 million. The Company uses net cash provided by operating activities excluding MARPA facility to allow investors to more easily compare current period results to prior period results and to results of our peers. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

(dollars in thousands)	Quarter Ended 3/31/2019	Nine Months Ended 3/31/2019
Net cash provided by operating activities	$313,301	$452,841
Less:
Cash from MARPA facility	(200,000)	(200,000)
Net cash provided by operating activities excluding MARPA facility	$113,301	$252,841

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization, and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2019	3/31/2018	% Change	3/31/2019	3/31/2018	% Change
Net income	$68,145	$64,499	5.7%	$215,574	$249,340	-13.5%
Plus:
Income taxes	13,297	29,729	-55.3%	49,424	(21,749)	-327.2%
Interest income and expense, net	13,466	10,566	27.4%	31,773	32,769	-3.0%
Depreciation and amortization	21,198	17,717	19.6%	58,797	53,563	9.8%
Earnout adjustments	1,100	416	164.4%	300	(1,597)	-118.8%
Adjusted EBITDA	$117,206	$122,927	-4.7%	$355,868	$312,326	13.9%

	Quarter Ended			Nine Months Ended
(dollars in thousands)	3/31/2019	3/31/2018	% Change	3/31/2019	3/31/2018	% Change
Revenue, as reported	$1,264,958	$1,124,100	12.5%	$3,612,463	$3,297,774	9.5%
Adjusted EBITDA	117,206	122,927	-4.7%	355,868	312,326	13.9%
Adjusted EBITDA margin	9.3%	10.9%		9.9%	9.5%

Selected Financial Data (Continued)

Reconciliation of FY18 Net Income to Non-GAAP Net Income Assuming a
Full Year of Tax Reform
(Unaudited)

The Company views FY18 Non-GAAP Net Income Assuming a Full Year of Tax Reform, a non-GAAP measure, as an important indicator of performance, consistent with the manner in which management measures and forecasts the Company’s performance. FY18 Non-GAAP Net Income Assuming a Full Year of Tax Reform is defined as GAAP net income excluding (1) the one-time net benefit from Tax Reform consisting of the remeasurement of deferred taxes, partially offset by transition tax on cumulative foreign earnings, and including (2) the application of the new lower federal tax rate of 21% to all of FY18 as if the rate was in effect at that time. We believe that FY18 Non-GAAP Net Income Assuming a Full Year of Tax Reform is useful to investors as it allows investors to more easily compare FY19 results and guidance to FY18 results with a normalized tax rate. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Q1		Q2		Q3		Q4
	9/30/2017		12/31/2017		3/31/2018		6/30/2018
(Amounts in thousands, except per share amounts)	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income, as reported	$42,046	$1.67	$142,795	$5.66	$64,499	$2.56	$51,831	$2.05
Remeasurement of deferred taxes	-	-	(94,831)	(3.76)	-	-	(1,438)	(0.06)
Transition tax on foreign earnings	-	-	9,676	0.38	-	-	-	-
Impact of tax rate change for full year	4,853	0.19	2,347	0.10	6,737	0.26	3,716	0.15

FY18 Adjusted Net Income Assuming a Full Year of Tax Reform	$46,899	$1.86	$59,987	$2.38	$71,236	$2.82	$54,109	$2.14

	Three Months Ended		Six Months Ended		Nine Months Ended		Twelve Months Ended
	9/30/2017		12/31/2017		3/31/2018		6/30/2018
(Amounts in thousands, except per share amounts)	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income, as reported	$42,046	$1.67	$184,841	$7.33	$249,340	$9.88	$301,171	$11.93
Remeasurement of deferred taxes	-	-	(94,831)	(3.76)	$(94,831)	(3.76)	(96,269)	(3.81)
Transition tax on foreign earnings	-	-	9,676	0.38	9,676	0.38	9,676	0.38
Impact of tax rate change for full year	4,853	0.19	7,200	0.29	13,937	0.55	17,653	0.70

FY18 Adjusted Net Income Assuming a Full Year of Tax Reform	$46,899	$1.86	$106,886	$4.24	$178,122	$7.06	$232,231	$9.20

Note: Amounts may not add due to rounding

CONTACT:
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com

Investor Relations:
Dan Leckburg, Senior Vice President, Investor Relations
(703) 841-7666, dleckburg@caci.com